Exhibit 2.1

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AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

(Sunnyvale, California)

I

SUMMARY AND DEFINITION OF BASIC TERMS

This Agreement of Purchase and Sale and Joint Escrow Instructions (the “Agreement”), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and between TERRENO REALTY LLC, a Delaware limited liability company (“Buyer”), and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Seller”). The terms set forth below shall have the meanings set forth below when used in the Agreement.

TERMS OF AGREEMENT (first reference in the Agreement)		DESCRIPTION

1.	Effective Date (Introductory Paragraph):	June 11, 2012.

2.	Buildings:	The three (3) buildings located on the Land situated in the City of Sunnyvale, County of Santa Clara, California, as set forth in Schedule “1” attached hereto.

3.	Broker

	Seller’s Broker (Section 15):	Holliday Fenoglio Fowler, L.P.

	Buyer’s Broker:	None.

4.	Buyer’s Notice Address (Section 14):

Terreno Realty Corporation

101 Montgomery Street, 2nd Floor

San Francisco, CA 94104

Attn: John T. Meyer

Fax No.: (415) 655-4599

with a copy to:

Starr Finley LLP

1 California Street, Suite 300

San Francisco, CA 94111

Attn: Eric Starr, Esq.

Fax No.: (415) 399-1407

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5.	Purchase Price (Section 2.1):	$36,100,000

6.	Deposit Initial Deposit (Section 2.2.1):	$750,000.00

7.	Additional Deposit (Section 2.2.2):	$750,000.00

8.	Escrow Holder and Escrow Holder’s Notice Address (Section 3):	Chicago Title Company 700 S. Flower Street, Suite 800 Los Angeles, CA 90017 Attn: Terri Gervasi Fax No.: (213) 612-4110

	Title Company (Section 4.2.1)	Chicago Title Company 700 S. Flower Street, Suite 800 Los Angeles, CA 90017 Attn: Frank Jansen Fax No.: (213) 891-0834

9.	Contingency Deadline (Section 4.1):	5:00 pm (Pacific Daylight Time) on June 22, 2012

10.	Outside Closing Date (Section 3.2):	July 6, 2012

11.	Seller’s Representative (Section 11.8):	Linda Warda, who is a senior property manager of the Buildings

12.	Natural Hazard Expert (Section 10.1.6(b)):	Disclosure Source

II

RECITALS

A. Seller desires to sell and convey to Buyer, and Buyer desires to purchase and acquire, all of Seller’s right, title and interest in and to the following:

i. Each of the parcels of land more particularly described on Exhibit “A-1” and Exhibit “A-2” attached hereto (individually and collectively, the “Land”) and all of Seller’s interest in all rights, privileges, easements and appurtenances benefiting the Land and/or the Improvements (as defined below), including Seller’s interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the “Real Property”);

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ii. The Buildings, associated parking and landscaped areas and all other improvements located on the Land (the “Improvements”);

iii. All of Seller’s interest as lessor in and to all leases, licenses and occupancy agreements covering the Land and the Improvements, a list of which is attached hereto as Exhibit “I”, and any New Leases (as defined in Section 9.2 below) which are entered into by Seller subsequent to the Effective Date in accordance with Section 9.2 below (collectively, the “Leases”). Buyer hereby acknowledges and agrees that (i) the term of the Cepheid Lease (as hereinafter defined) for the premises located at 914-918 East Caribbean Drive, Sunnyvale, California has not yet commenced, and (ii) Seller shall assign, and Buyer shall assume, all of Seller’s interest as landlord in and to such Cepheid Lease, together with all other Leases, at Closing pursuant to the Lease Assignment (as hereinafter defined).

iv. All of Seller’s interest under the Contracts (as defined in Section 4.1.1 below) (excluding (i) such Contracts indicated on Exhibit “J” attached hereto as not being assignable and (ii) such Contracts which Seller determines are “master contracts” affecting other properties in addition to the Property) and any New Contracts (as defined in Section 9.1 below) (collectively, the “Property Contracts”);

v. All tangible personal property, equipment, supplies and fixtures owned by Seller and used in the operation of, and located at, the Real Property (collectively, the “Personal Property”); provided, however, that the term “Personal Property” shall exclude (a) any property management office computers and all related proprietary software, and (b) any tangible personal property, equipment, supplies and/or fixtures set forth on Exhibit “M” attached hereto; and

vi. To the extent assignable, all of Seller’s interest in any intangible property rights in connection with the foregoing, contract rights, warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property, the Improvements, and/or the Personal Property (the “Intangible Personal Property”). Intangible Personal Property shall not include Seller’s interest in (a) any cash, bank or other deposit accounts, (b) refunds of prepaid expenses including any unearned insurance premiums, (c) tax refunds for periods prior to Closing, (d) all insurance and other claims arising prior to the Effective Date, (e) any website maintained by Seller or its affiliates or the property manager, and (f) any trade name, service name, service mark or other proprietary or intellectual property belonging to Seller or its affiliates or the property manager. The Real Property, the Improvements, the Personal Property, Seller’s interest under the Property Contracts, Seller’s interest as lessor under the Leases, and the Intangible Personal Property are sometimes collectively hereinafter referred to as the “Property.” The term “Property” shall not include Seller’s interest under that certain Management and Right to Lease Agreement dated as of April 20, 2011, by and between Seller and Long Ridge Office Portfolio, L.P., a Delaware limited partnership, on one hand, and Global Tower, LLC, a Delaware limited liability company, on the other hand (the “Rooftop Lease Management Contract”), which is a “master” contract affecting other properties in addition to the Property and will be terminated as it applies to the Buildings on or prior to the Closing (as hereinafter defined).

B. Prior to the Contingency Deadline, Buyer will have the opportunity to conduct all due diligence with regard to the Property as set forth in Sections 4.1 and 4.2 below (collectively, the “Due Diligence Investigations”).

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III

AGREEMENT

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.

1. Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in the Property upon the terms and conditions set forth in this Agreement. Buyer hereby acknowledges and agrees that Buyer shall be obligated to purchase all of the Property and shall have no right to acquire some but not all of the Property.

2. Purchase Price.

2.1 Purchase Price. Buyer shall pay the Purchase Price for the Property as hereinafter provided in this Section 2. Each party shall have the right to allocate the Purchase Price among the Property in a manner acceptable to such party but no such allocation by one party shall be binding upon the other party.

2.2 Deposit.

2.2.1 Initial Deposit. Within two (2) business days after the Effective Date, Buyer shall deliver to Escrow Holder the Initial Deposit. The Initial Deposit and Additional Deposit (if any) shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder, Buyer and Seller deem appropriate and consistent with the timing requirements of this Agreement. The interest thereon shall accrue to the benefit of Buyer and be paid to the party receiving the Deposit pursuant to the terms of this Agreement, and Buyer and Seller hereby acknowledge that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity. Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the Opening of Escrow. Concurrently with the expiration of the Property Approval Period and provided Buyer has timely delivered Buyer’s Approval Notice (as those terms are defined in Sections 4.1.1 and 4.1.2, respectively, below), the Initial Deposit shall become non-refundable except as otherwise expressly provided in this Agreement. If prior to the expiration of the Property Approval Period Buyer does not deliver Buyer’s Approval Notice, this Agreement shall terminate and the Initial Deposit, together with all interest accrued thereon (but less the Independent Consideration (as defined in Section 2.4 below) and one-half (1/2) of the escrow costs), shall be returned to Buyer. If this Agreement has not been so terminated, then, after the Contingency Deadline, the Initial Deposit together with interest accrued thereon shall be: (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2 below, or (iii) returned to Buyer (less the Independent Consideration) if the Close of Escrow does not occur, this Agreement is terminated pursuant to Sections 4.4 or 13, or this Agreement is terminated because of a material breach by Seller in accordance with Section 16.1.

2.2.2 Additional Deposit. On or before expiration of the Property Approval Period, and provided Buyer has delivered Buyer’s Approval Notice prior to the Contingency Deadline pursuant to Section 4.1.2, Buyer shall deliver to Escrow Holder the Additional Deposit (the Additional Deposit, together with the Initial Deposit, the “Deposit”). Upon receipt by Escrow Holder, the Additional Deposit shall become non-refundable except as otherwise provided in this Agreement. The Additional Deposit together with interest accrued thereon shall be (i) applied and credited toward payment of the

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Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2 below, or (iii) returned to Buyer (less the Independent Consideration) if the Close of Escrow does not occur, this Agreement is terminated pursuant to Sections 4.4 or 13 apply, or this Agreement is terminated because of a material breach by Seller in accordance with Section 16.1.

2.3 Cash Balance. On or before one (1) business day prior to the Closing Date, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier’s check in the amount of the balance of the Purchase Price, plus Buyer’s share of expenses and prorations as described in this Agreement.

2.4 Independent Contract Consideration. The sum of One Hundred Dollars ($100) (the “Independent Consideration”) out of the Initial Deposit is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date, and is not refundable to Buyer under any circumstances. Accordingly, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by the Escrow Holder to Seller. Independent Consideration shall be nonrefundable under all circumstances and shall not be applied to the Purchase Price at Closing. Buyer and Seller expressly acknowledge and agree that the Independent Consideration, plus Buyer’s agreement to pay the costs provided in this Agreement, has been bargained for as consideration for Seller’s execution and delivery of this Agreement and for Buyer’s review, inspection and termination rights during the Property Approval Period, and adequate for such purpose.

3. Escrow and Title.

3.1 Opening of Escrow. Buyer and Seller shall promptly deliver a fully executed copy of this Agreement to Escrow Holder, and the date of Escrow Holder’s receipt thereof is referred to as the “Opening of Escrow”. Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the “Escrow Instructions.” The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

3.2 Close of Escrow/Closing. For purposes of this Agreement, (a) the closing of the transactions contemplated by this Agreement is referred to as the “Close of Escrow” or the “Closing”, and (b) the “Closing Date” shall mean the earlier of (i) the date on which the “Deed” (as defined in Section 5.1.1 below) is recorded in the Official Records of the County where the Land is located (the “Official Records”), or (ii) the date on which the Purchase Price is disbursed by Escrow Holder to Seller pursuant to Section 6.7 below. Subject to satisfaction of the conditions to Closing set forth in this Agreement, the Close of Escrow shall occur on or before the Outside Closing Date. Buyer’s or Seller’s failure to perform their respective obligations hereunder, including the timely delivery by Buyer of the balance of the Purchase Price, shall constitute a material and non-curable default by such party under this Agreement.

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4. Contingencies; Conditions Precedent to the Close of Escrow.

4.1 Buyer’s Review.

4.1.1 Delivery of Due Diligence Materials by Seller. To the extent within the possession or control of Seller and not previously delivered or made available to Buyer, Seller shall make available to Buyer and Buyer’s representatives, in Seller’s discretion, at Seller’s property management office, the Property or on a diligence database established by Seller or Seller’s Broker (the “Diligence Database”), which Buyer acknowledges that Buyer has been granted access to, for inspection and right to copy, at Buyer’s expense, any environmental studies, soils studies, plans, specifications, maps, surveys and other similar materials relating to the physical and environmental condition of the Property (“Reports”). Seller makes no representations or warranties regarding the accuracy of the Reports or that the Reports are complete copies of the same. Buyer acknowledges and understands that all such materials made available by Seller are only for Buyer’s convenience in making its own examination and determination prior to the Contingency Deadline as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

Without limiting the generality of the foregoing, to the extent within the possession of Seller and not previously delivered or made available to Buyer, Seller shall also make available, in Seller’s discretion, at Seller’s property management office, on the Diligence Database, or at the Property for review and copying, at Buyer’s expense, the following due diligence items (together with the Reports, collectively, “Due Diligence Items”) at any time after Opening of Escrow: (a) any plans and specifications for the Property, (b) copies of all service contracts or service agreements relating to the maintenance and operation of the Property including the service contracts set forth on Exhibit “J” hereto (but expressly excluding any contracts Seller determines are “master contracts” affecting other properties in addition to the Property and which will not be assigned to Buyer at Closing) (collectively, the “Contracts”); (c) property tax bills for the last two (2) fiscal tax years and the property tax bill for the current year; (d) operating statements for the Property for the last two (2) calendar years and the current year-to-date; (e) the Existing Surveys, and (f) copies of Leases and all tenant letter correspondence and files with respect to the Leases (but excluding any materials that Seller is prohibited by applicable contracts or law from disclosing, any attorney-client privileged materials, internal correspondence, reports and memoranda and similar proprietary or confidential information). Seller makes no representations regarding, and shall have no liability or responsibility with respect to, the accuracy or completeness of the information and/or materials included in the Due Diligence Items or the Reports. Seller acknowledges Buyer may desire to discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and the other Due Diligence Items with tenants under the Leases and other third parties. In this regard, Buyer is permitted to contact all necessary third parties, and discuss with such third parties Due Diligence Items; provided, however, Seller is first given written or telephonic notice and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller.

Between the Effective Date and the Contingency Deadline (the “Property Approval Period”), Buyer shall have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, and any other factors or matters relevant to Buyer’s decision to purchase the Property. Buyer, in Buyer’s sole and absolute discretion, may determine whether or not the Property is acceptable to Buyer within the Property Approval Period. Buyer shall provide Seller with at least two (2) business days’ prior written notice of its desire to enter upon the Real Property for inspection and/or

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testing and any such inspections or testing shall be conducted at a time and manner reasonably approved by Seller and to minimize disruption or interference with any tenants. Prior to conducting any inspection or testing, Buyer or its testing consultants, as applicable, shall deliver to Seller a certificate of insurance naming Seller as additional insured (on a primary, non-contributing basis) evidencing commercial general liability and property damage insurance with limits of not less than One Million Dollars ($1,000,000) in the aggregate for liability coverage and not less than One Million Dollars ($1,000,000) in the aggregate for property damage. Notwithstanding the foregoing, Buyer shall not be permitted to undertake any air sampling or any intrusive or destructive testing of the Property, including a “Phase II” environmental assessment (collectively, the “Intrusive Tests”), without in each instance first (i) providing Seller with a detailed work plan identifying the applicable consultant and the type and specific locations of all proposed testing, and (ii) obtaining Seller’s prior written consent thereto, which consent Seller may give or withhold in Seller’s sole and absolute discretion. Seller, and its representatives, agents, and/or contractors shall have the right to be present during any entry on the Real Property by Buyer or its representatives or consultants or any such Intrusive Test. If Seller fails to advise Buyer of its disapproval of any proposed Intrusive Tests within such two (2) business day period, such failure shall be deemed Seller’s disapproval thereof. Buyer shall make commercially reasonable efforts to require any and all of its vendors and consultants (a) to include a provision in its report or study that entitles Seller and its designee to rely upon such report, and (b) to provide to Seller, concurrently with the delivery to Buyer, a true and complete copy of all tests, reports, studies and the like generated by such vendor in connection with Buyer’s inspection of the Property. All work and activities conducted on the Real Property by Buyer or its representatives, vendors or consultants pursuant to this Section 4.1.1 shall be conducted in accordance with applicable law. Buyer hereby indemnifies and holds Seller, the Seller Group (as defined below) and the Property harmless from any and all costs, loss, damages or expenses of any kind or nature arising out of or resulting from any entry and/or activities upon the Property by Buyer and/or Buyer’s representatives, vendors and consultants; provided, however, such indemnification obligation shall not be applicable to Buyer’s mere discovery of any adverse physical condition at the Property, except to the extent Buyer or its representatives, vendors or consultants aggravate such condition. Buyer’s indemnification obligations under this Section 4.1.1 shall survive the Close of Escrow or any termination of this Agreement.

4.1.2 Termination. If Buyer fails to deliver written notice (“Buyer’s Approval Notice”) to Seller and Escrow Holder prior to the Contingency Deadline of Buyer’s approval of the Property, Buyer shall be deemed to have disapproved the Property and this Agreement shall automatically terminate, and neither party shall have any further right or obligation hereunder other than the obligations which by their terms expressly survive the termination of this Agreement. If Buyer delivers Buyer’s Approval Notice to Seller and Escrow Holder prior to the Contingency Deadline, then Buyer shall be deemed to have unconditionally approved the Property and shall have no further right to terminate this Agreement pursuant to this Section 4.

4.1.3 Due Diligence Materials. In the event Buyer does not purchase the Property for any reason, within five (5) days after the date this Agreement is terminated Buyer shall return to Seller all documents, information and other materials supplied by Seller or Seller’s Broker to Buyer, and, at Seller’s written request, without warranty or representation of any kind, any inspection reports, studies, surveys, and other reports and/or test results relating to the Property which were developed by Buyer or prepared by consultants retained by Buyer in contemplation of this Agreement.

4.2 Title and Survey.

4.2.1 Buyer hereby acknowledges and agrees that (i) the Title Company has delivered to Buyer prior to the Effective Date a preliminary title report for the Property dated as of

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March 14, 2012 under Title Order No. 12-98019453-JN (the “PTR”) and copies of all underlying title documents described in the PTR, and (ii) Seller has delivered to Buyer prior to the Effective Date a copy of Seller’s existing surveys of the Property (collectively, the “Existing Surveys”). Buyer shall obtain, at Buyer’s sole cost and expense, an update of each of the Existing Surveys (certified to include Seller) prepared by a licensed surveyor (collectively, the “Surveys”). Buyer shall deliver a copy of each Survey to Seller and Title Company within three (3) business days after Buyer’ receipt thereof. Buyer shall have until ten (10) business days prior to the Contingency Deadline (the “Interim Date”) to provide written notice (the “Objection Notice”) to Seller of any matters shown by the PTR and/or the Surveys which are not satisfactory to Buyer. If Seller and Escrow Holder have not received the Objection Notice from Buyer by the Interim Date, that shall be deemed Buyer’s unconditional approval of the condition of title to the Property and the Surveys. Except as provided in this Section 4.2, Seller shall have until the date which is five (5) days prior to the Outside Closing Date to make such arrangements or take such steps as the parties shall mutually agree to satisfy Buyer’s objection(s) set forth in the Objection Notice; provided, however, that, except with respect to liens secured by deeds of trust securing loans made to Seller, mechanics’ liens relating to work authorized and contracted by Seller, and delinquent taxes (herein “Monetary Liens”, which Seller agrees to have removed (or insured over to Buyer’s reasonable satisfaction) on or before the Outside Closing Date), Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any of Buyer’s objections in the Objection Notice. Within five (5) business days of receipt of the Objection Notice, Seller shall deliver written notice to Buyer and Escrow Holder identifying which disapproved items Seller shall undertake to cure or not cure (“Seller’s Response”). If Seller does not deliver a Seller’s Response within said five (5) business day period, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in the Objection Notice, and Buyer delivers Buyer’s Approval Notice prior to the Contingency Deadline pursuant to Section 4.1.2 above, Buyer shall be deemed to have approved Seller’s Response (or, if applicable, Seller’s deemed election to not remove or otherwise cure any exceptions disapproved by Buyer) and irrevocably waived its objection to any title and/or survey matters which Seller has not expressly undertaken to cure in Seller’s Response. Except for Monetary Liens, all matters shown in the PTR and the Surveys obtained by Buyer with respect to which Buyer fails to give an Objection Notice on or before the Interim Date shall be deemed to be approved by Buyer.

4.2.2 Notwithstanding anything to the contrary herein, Buyer may not object to any of the following title matters in the Objection Notice: (i) the preprinted standard exceptions in the PTR, (ii) the rights and interest of parties claiming under the Leases, (iii) non-delinquent real property taxes and special assessments, and (iv) zoning and other regulatory laws and ordinances affecting the Property (collectively, the “Permitted Title Matters”). Buyer hereby acknowledges and agrees that the owner’s policy of title insurance that Buyer obtains from the Title Company insuring Buyer’s title to the Property (the “Title Policy”) may be subject to (a) the Permitted Title Matters, (b) any exceptions approved or deemed approved by Buyer pursuant to Section 4.2.1, (c) any exceptions arising from Buyer’s actions, and (d) any matters which would be disclosed by an accurate survey or physical inspection of the Property. Buyer also acknowledges and agrees that if the Surveys that Buyer obtains and delivers to the Title Company are not ALTA surveys acceptable to the Title Company for purposes of issuing an ALTA extended coverage owner’s policy of title insurance, then the Title Company would issue or be committed to issue an ALTA extended coverage owner’s policy of title insurance with a general survey exception. Buyer shall pay the entire premium for the Title Policy. For the avoidance of doubt, the Title Company’s issuance (or its commitment to issue) the Title Policy to Buyer is not a condition to Buyer’s obligation to close the acquisition of the Property pursuant to this Agreement.

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4.2.3 If Seller delivers a Seller’s Response to Buyer specifying that Seller elects to cure any one or more of the title or survey matters objected to by Buyer in the Objection Notice, and Seller is unable or unwilling to make such arrangements or take such steps to address such objections that Seller has elected to satisfy in the Seller’s Response to Buyer’s reasonable satisfaction on or prior to the date which is five (5) days prior to the Outside Closing Date (the “Cure Deadline”), then Buyer may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice thereof to Seller within two (2) days following the Cure Deadline, in which event, the Deposit (less the Independent Consideration) will be returned to Buyer and, except for Buyer’s indemnity and confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement. If Buyer does not deliver such written notice of termination to Seller prior to the date which is two (2) days following the Cure Deadline, then the title and/or survey matters that Buyer objected to in the Objection Notice that Seller has elected to cure, and which Seller is subsequently unable or unwilling to cure, shall be deemed approved by Buyer and will be included as exceptions to the Title Policy.

4.3 Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to close the acquisition of the Property pursuant to this Agreement is subject to the satisfaction or waiver of the following conditions:

4.3.1 Tenant Estoppel Certificates. On or before the date which is two (2) business days prior to the Contingency Deadline (the “Estoppel Delivery Date”), Seller shall have delivered to Buyer an Estoppel Certificate in substantially the form of Exhibit “E” attached hereto or in the form the tenant is required to deliver under its Lease (the “Estoppel Certificate”) from each of the tenants under the Leases, but specifically excluding (i) the Cepheid Lease (as hereinafter defined) for the premises located at 914-918 East Caribbean Drive, Sunnyvale, California and (ii) the Verizon License Agreement (as hereinafter defined) (the “Estoppel Delivery Requirement”). For purposes of this Agreement, the term “Verizon License Agreement” shall mean that certain License Agreement dated as of March 11, 2010, by and between Seller, as licensor, and GTE Mobilnet of California Limited Partnership, d/b/a Verizon Wireless, as licensee. If Seller is unable to deliver timely to Buyer the appropriate number of Estoppel Certificates to satisfy the Estoppel Delivery Requirement, Seller may, but without any obligation to do so, deliver to Buyer prior to the Close of Escrow, in lieu of an Estoppel Certificate executed by a tenant, an estoppel certificate executed by Seller (the “Seller Estoppel”), in substantially the form attached hereto as Exhibit “K”, in order to satisfy the Estoppel Delivery Requirement. The Seller Estoppel executed by Seller shall be subject to the limitations contained in Sections 11.9 and 16.4, and such Seller Estoppel shall be deemed automatically null and void upon the delivery of an Estoppel Certificate from the tenant for whom Seller delivered such Seller Estoppel. To the extent that any Estoppel Certificate executed by a tenant is not substantially in the form attached hereto as Exhibit “E” or in the form such tenant is required to deliver under its Lease, Buyer shall have two (2) business days after receipt of each such executed Estoppel Certificate to approve or reasonably disapprove the applicable Estoppel Certificate so received (and the failure to timely do so shall constitute approval thereof); provided, however, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Buyer may only disapprove an executed Estoppel Certificate (or Seller Estoppel, as applicable) if it (a) discloses material adverse economic terms of the applicable Lease that were not disclosed to Buyer (whether in the applicable Lease or any other document delivered or made available to Buyer) prior to the date of the delivery of such Estoppel Certificate to Buyer, (b) alleges a material default of Seller (as landlord) under the applicable Lease, or (c) discloses a material unresolved dispute between Seller and such tenant in connection with the applicable Lease not previously disclosed to Buyer in writing by Seller or in any document delivered or made available to Buyer; otherwise, the applicable Estoppel Certificate (or Seller Estoppel, as applicable) shall be deemed acceptable to and approved by Buyer. Notwithstanding the foregoing, if Seller has not satisfied the Estoppel Delivery Requirement by

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the Estoppel Delivery Date, Seller shall have the right, by delivering written notice to Buyer prior to 5:00 p.m. Pacific time, on the Estoppel Delivery Date, to extend the Estoppel Delivery Date and Outside Closing Date for up to fifteen (15) days in order to obtain sufficient estoppel certificates to satisfy the Estoppel Delivery Requirement. In the event Seller is unable to obtain Estoppel Certificates (or is unable or unwilling to provide a Seller Estoppel) sufficient to satisfy the Estoppel Delivery Requirement by the Estoppel Delivery Date, Buyer may elect to (i) terminate this Agreement pursuant to Section 4.4, or (ii) waive the Estoppel Delivery Requirement and proceed to the Closing.

4.3.2 Seller’s Performance. Seller shall have duly performed in all material respects each and every covenant of Seller hereunder.

4.3.3 Accuracy of Representations and Warranties. On the Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the Closing Date (subject to modifications permitted under this Agreement).

Notwithstanding anything to the contrary herein, if any of the conditions set forth in this Section 4.3 has not been satisfied by the Outside Closing Date, Seller shall have the right, by delivering written notice to Buyer prior to 5:00 p.m. (Pacific time) on the Outside Closing Date, to extend the Outside Closing Date for up to thirty (30) days in order to satisfy such condition.

4.4 Failure of Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to close the acquisition of the Property pursuant to this Agreement is subject to the satisfaction of the conditions precedent to such obligations for Buyer’s benefit set forth in Section 4.3. If Buyer (i) fails to deliver to Seller the Buyer’s Approval Notice prior to the Contingency Deadline or (ii) subject to Section 11.7, terminates this Agreement by notice to Seller because of the failure of the conditions precedent set forth in Section 4.3, then (a) Escrow Holder shall return the Deposit (less the Independent Consideration) to Buyer (plus interest accrued on the Deposit only while held by Escrow Holder) in accordance with Buyer’s written instructions within five (5) business days following Buyer’s delivery of a written termination notice to Seller and Escrow Holder, (b) Seller and Buyer shall each pay one-half (1/2) of any escrow cancellation fees or charges, and (c) except for Buyer’s indemnity and confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

4.5 Conditions Precedent to Seller’s Obligations.

4.5.1 The Close of Escrow and Seller’s obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions: (i) Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder, and (ii) Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date. Without limitation of the foregoing, Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Section 2 above. The Close of Escrow and Seller’s obligations with respect to the transactions contemplated hereunder are also subject to and contingent upon Seller’s completion and approval (in Seller’s sole and absolute discretion) of its “know your customer” diligence regarding Buyer. In the event any of the conditions set forth in this Section 4.5.1 have not been timely satisfied, Seller may elect to either (a) terminate this Agreement by delivery of written notice to Buyer and Escrow Holder, or (b) waive the applicable condition(s) and proceed to the Closing.

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4.5.2 If Seller terminates this Agreement pursuant to this Section 4.5, then (a) (1) Seller shall receive the Deposit, together with all interest accrued thereon (unless (i) Seller elects to terminate this Agreement solely as a result of Seller not being able to complete and approve its “know your customer” diligence regarding Buyer, and (ii) Buyer has complied with its obligations under Section 19), or (2) if Buyer has complied with its obligations under Section 19 and Seller nonetheless elects to terminate this Agreement solely as a result of Seller not being able to complete and approve its “know your customer” diligence regarding Buyer, then Buyer shall receive the Deposit, together with all interest accrued thereon (less the Independent Consideration) and Seller shall reimburse Buyer for Buyer’s third party actual out-of-pocket expenses (not to exceed, in the aggregate, Thirty-Five Thousand Dollars ($35,000)) incurred by Buyer and paid to Buyer’s attorney in connection with the negotiation of this Agreement and to unrelated and unaffiliated third party consultants in connection with the due diligence with regard to the Property, (b) Seller and Buyer shall each pay one-half (1/2) of any escrow cancellation fees or charges, and (c) except for Buyer’s indemnity and confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

4.6 Effect of Closing or Termination. The Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing, and after Closing, neither Buyer nor Seller shall have any right to terminate this Agreement or rescind the purchase and sale of the Property by reason of the failure of any such condition, whether or not such failure was known to or discoverable prior to Closing.

4.7 Defective Condition Extension; Termination. The obligations of Seller under this Agreement are further subject to and contingent upon the following:

4.7.1 If Buyer requests and Seller permits, in accordance with Section 4.1.1, any air sampling or other environmental testing or investigation, or any other inspection that could materially alter the physical condition of the Property, other than a non-intrusive Phase I environmental inspection, and as a result of such testing, investigation or other inspection, Seller obtains knowledge of, or Buyer’s inspection of the Property reveals, either (a) the presence of any Hazardous Substances (as defined in Section 10.1.2 of this Agreement) or the violation or potential violation of any Environmental Laws (as defined in Section 10.1.2 of this Agreement) or (b) any structural or other defect in the Improvements, whether or not in violation of any applicable law, ordinance, code, regulation or decree of any governmental authority having jurisdiction over the Property (collectively, a “Defective Condition”), which Seller, in its sole judgment, determines could constitute a potential liability to Seller after the Closing or should be remedied prior to the sale of the Property, Seller shall have the right upon written notice to Buyer on or before the scheduled Closing Date either (i) to extend the Outside Closing Date for the period of time necessary to evaluate the possibility of remediating the Defective Condition and, if Seller so elects, to complete such remediation at Seller’s sole cost and expense, or (ii) to terminate this Agreement upon written notice to Buyer, in which event the Deposit (less the Independent Consideration) shall be refunded to Buyer subject to Buyer’s delivery of all information provided by Seller to Buyer or obtained by Buyer relating to the Property in the course of Buyer’s review), and Seller shall reimburse Buyer for Buyer’s Due Diligence Expenses (defined below), and neither party shall have any further right or obligation hereunder other than the obligations which by their terms expressly survive the termination of this Agreement. The terms of this Section 4.7 are solely for the benefit of Seller and Buyer shall have no additional right or remedy hereunder as a result of the exercise by Seller of its rights under this Section 4.7. For purposes of this Section 4.7 and Section 16.1, the term “Buyer’s Due Diligence Expenses” shall mean Buyer’s third party actual out-of-pocket expenses (not to exceed, in the aggregate, Thirty-Five Thousand Dollars ($35,000)) incurred by Buyer and paid (x) to Buyer’s attorneys in connection with the negotiation of this Agreement and (y) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations.

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5. Deliveries to Escrow Holder.

5.1 Seller’s Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Outside Closing Date the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.1.1 Deed. A Grant Deed (the “Deed”) in the form of Exhibit “B” attached hereto, duly executed and acknowledged in recordable form by Seller, conveying Seller’s interest in the Real Property to Buyer;

5.1.2 Non-Foreign Certifications. Certificates duly executed by Seller in the forms of Exhibit “C-1” and “C-2” attached hereto (the “Tax Certificates”);

5.1.3 Assignment of Leases. Two (2) counterparts of the Assignment of Leases in the form of Exhibit “D” attached hereto (the “Lease Assignment”) duly executed by Seller, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, under and to the Leases;

5.1.4 Assignment of Contracts and Assumption Agreement. Two (2) counterparts of the Assignment of Contracts and Assumption Agreement in the form attached hereto as Exhibit “F” (“Assignment of Contracts”), duly executed by Seller, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, under and to the Property Contracts;

5.1.5 Bill of Sale. Two (2) counterparts of a Bill of Sale in the form attached hereto as Exhibit “G” (“Bill of Sale”), duly executed by Seller, conveying Seller’s right, title and interest in and to the Personal Property;

5.1.6 General Assignment. Two (2) counterparts of a General Assignment in the form of Exhibit “H” attached hereto (the “General Assignment”), duly executed by Seller;

5.1.7 Tenant Letter. A letter signed by Seller addressed to the tenants under the Leases advising such tenants of the sale of the Property to Buyer, the transfer of such tenant’s security deposit (if any) to Buyer, and directing that all future rent payments and other charges under the Leases be forwarded to Buyer at an address to be supplied by Buyer. Notwithstanding the foregoing, such letters shall not be delivered through escrow with Escrow Holder but shall be sent directly by Seller to the tenants promptly following the Closing; and

5.1.8 Proof of Authority. Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company.

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5.2 Buyer’s Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Outside Closing Date the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.2.1 Buyer’s Funds. The balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer’s obligations hereunder regarding prorations, credits, costs and expenses;

5.2.2 Lease Assignment. Two (2) counterparts of the Lease Assignment duly executed by Buyer;

5.2.3 Assignment of Contracts. Two (2) counterparts of a Assignment of Contracts duly executed by Buyer;

5.2.4 Bill of Sale. Two (2) counterparts of the Bill of Sale duly executed by Buyer;

5.2.5 General Assignment. Two (2) counterparts of the General Assignment duly executed by Buyer; and

5.2.6 Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company.

6. Deliveries Upon Close of Escrow. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:

6.1 Tax Filings. The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

6.2 Prorations. Prorate all matters referenced in Section 8 based upon the closing statement delivered into escrow with Escrow Holder signed by the parties;

6.3 Recording. Cause the Deed (with documentary transfer tax information to be affixed after recording) and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records in the order mutually directed by the parties;

6.4 Buyer Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including the Purchase Price) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

6.5 Documents to Seller. Deliver to Seller counterpart originals of the Lease Assignment, the Assignment of Contracts, the Bill of Sale and the General Assignment executed by Buyer and a conformed copy of the recorded Deed;

6.6 Documents to Buyer. Deliver to Buyer an original of the Tax Certificates, and counterpart originals of the Lease Assignment, Assignment of Contracts, Bill of Sale and General Assignment appropriately executed by Seller, a conformed copy of the recorded Deed, and, when issued, the Title Policy;

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6.7 Seller Funds. Deduct all items chargeable to the account of Seller pursuant to Section 7. If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in escrow with Escrow Holder); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller’s instructions, at Close of Escrow. Disburse the Purchase Price (as adjusted in accordance with this Agreement) to Seller, or as otherwise directed by Seller, promptly upon the Close of Escrow in accordance with Seller’s wire transfer instructions.

7. Costs and Expenses. Seller shall pay (i) one-half (1/2) of all documentary transfer taxes assessed by the County and one-half (1/2) of all documentary transfer taxes assessed by the City, and (ii) one-half (1/2) of the Escrow Holder’s fee. In addition Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller. Buyer shall pay through Escrow (w) all document recording charges, (x) one-half (1/2) of all documentary transfer taxes assessed by the County and one-half (1/2) of all documentary transfer taxes assessed by the City, (y) the entire Title Policy premium for ALTA extended coverage (including such premium for standard CLTA owner’s coverage) and any title endorsements requested by Buyer, and (z) one-half (1/2) of the Escrow Holder’s fee. Buyer shall pay outside of Escrow all costs and expenses related to the Due Diligence Investigations, all charges for the Surveys or any other survey, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer.

8. Prorations. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Closing Date as indicated below, in each instance, based on either the actual number of days in the year or, if applicable, the actual number of days in the calendar month, in which the Closing occurs.

8.1 Ad Valorem Taxes. All real estate and personal property taxes and assessments attributable to the Property will be prorated at Closing. Seller shall be charged with all such taxes up to, but not including, the Closing Date. If the applicable tax rate and assessments for the Property have not been established for the tax year in which Closing occurs, the proration of real estate and/or personal property taxes, as the case may be, will be based upon the rate and assessments for the preceding year. All taxes imposed because of a change of use of the Property after Closing will be paid by Buyer. Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller, and those which are attributable to the fiscal tax year in which the Closing occurs shall be prorated based upon the date of Closing.

8.2 Excise, Transfer and Sales Taxes. Buyer will be responsible for the payment of all excise, transfer and use taxes imposed with respect to the conveyance of any personal property contemplated by this Agreement and will indemnify and hold Seller harmless from the payment of such taxes.

8.3 Lease Rentals. All rents (including all accrued tax and operating expense pass-throughs), charges and revenue of any kind receivable from the Leases which are not more than thirty (30) days delinquent will be prorated at Closing. Seller will receive all rents (including all accrued tax and operating expense pass-throughs), charges and other revenue of any kind receivable from the Leases up to, but not including, the Closing Date. No proration will be made with respect to any rents of any kind receivable from the Leases for any period before Closing which are more than thirty (30) days delinquent. All amounts collected by Buyer subsequent to Closing relating to rents which are delinquent by more than thirty (30) days will be promptly remitted to Seller; provided, however, all rents received by Buyer from any specific tenant under a Lease after Closing will be applied first to the rental period under

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such Lease in which the Closing occurred, second to any current rental period under such Lease following the Closing and third to satisfy delinquent rental obligations under such Lease for any period before Closing not prorated at Closing. Seller will retain all ownership rights relating to any rents which are delinquent by more than thirty (30) days; if Buyer has not collected the same within thirty (30) days from the Closing Date, then Seller may take such action as it deems necessary to collect such rents which are delinquent by more than thirty (30) days, including the commencement of an action against the tenants under the Leases or any other person liable for such delinquent rents, but not including any action for unlawful detainer or other action seeking to terminate such tenant’s occupancy of its premises. All amounts paid to Seller subsequent to Closing relating to rents which are due and owing for the period prior to Closing shall solely belong to Seller. All amounts paid to Seller subsequent to Closing relating to rents which are due and owing for the period after Closing shall belong to Buyer, provided that before turning said amounts over to Buyer, Seller shall have the right to offset against said amounts any sums otherwise due and owing to Seller pursuant to the terms of this Section 8. Notwithstanding the foregoing, if any of such operating expenses and other charges and expenses are payable by tenants under the Leases (collectively, the “Tenant Charges”) on an estimated basis, then the Tenant Charges for the period of time prior to the Closing shall be reconciled against actual charges and expenses for such period, provided that such reconciliation shall not be performed until one hundred twenty (120) days following the Closing Date (the “Reconciliation Period”). Buyer shall prepare such final reconciliation (as approved by Seller) and forward the same to Seller for Seller’s review and approval on or before the end of the Reconciliation Period. If the final reconciliation shows that Seller owes Buyer additional sums, Seller shall deliver such amount to Buyer within ten (10) days after receiving such final reconciliation from Buyer. If the final reconciliation (as approved by Seller) shows that Buyer owes Seller additional sums, Buyer shall pay such amount to Seller within ten (10) days after Buyer’s delivery of the final reconciliation to Seller. Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the final reconciliation thereof, the proration of such Tenant Charges pursuant to the final reconciliation being conclusively presumed to be accurate. After the final reconciliation of Tenant Charges is made by and between the parties, Buyer shall be solely liable and responsible to the tenants under the Leases for such reconciliation of Tenant Charges under the Leases. The foregoing covenants made by the parties with respect to the final reconciliation of the Tenant Charges shall survive the Closing.

8.4 Security Deposit. Buyer shall be credited and Seller shall be charged with the balance of the security deposit then held by Seller under the Leases. In the event that Seller holds any letters of credit as a tenant security deposit, then prior to the Closing Seller shall (i) execute and deliver to Escrow Holder such assignment and/or transfer documents as may be called for under such letters of credit for the transfer of such letters of credit to Buyer, and (ii) at Buyer’s option, either deliver into escrow with Escrow Holder or deliver to Buyer, upon confirmation of the Closing, the originals of such letters of credit. Buyer shall be responsible for the amount of the transfer fee required under such letters of credit.

8.5 Operating Expenses. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays and that are not paid by tenants on an estimated or other basis, and any other costs incurred in the ordinary course of business for the management and operation of the Property not so paid by tenants, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. Seller and Buyer shall obtain billings and meter readings as of the Close of Escrow (or shall make reasonable estimates of meter readings if same-day readings are not available) to aid in such prorations. Insurance or any other operating expense refunds and credits received after the Closing which are attributable to a time period prior to the Closing shall belong to Seller, and those which are attributable to a time period in which the Closing occurs shall be prorated based upon the date of Closing.

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8.6 Leasing Costs. If the Closing occurs, (a) Seller shall be responsible and shall pay for the costs of tenant improvement work or allowances, third-party leasing commissions, legal fees and other leasing costs (collectively, the “Leasing Costs”), as shown on Exhibit “L” attached hereto, relating to the initial term of those Leases executed as of the Effective Date, and (b) Buyer shall be responsible and shall pay for the Leasing Costs relating to or arising from (i) the exercise by any tenant, after the Effective Date, of a renewal, expansion or extension option contained in any of the Leases executed as of the Effective Date; and (ii) any New Leases, or modifications to Leases in effect as of the Effective Date, entered into after the Effective Date in accordance with the terms of Section 9.2 below. Any Leasing Costs which are the responsibility of Buyer which are paid by Seller prior to the Closing shall be reimbursed by Buyer to Seller at the Closing through escrow with Escrow Holder. If, on the Closing Date, there are any outstanding or unpaid Leasing Costs which are the responsibility of Seller as set forth herein, then on the Closing Buyer shall be entitled to a credit toward the payment of the Purchase Price at Closing in the amount of such unpaid Leasing Costs, and following the Closing Buyer shall assume and be responsible for the payment of such Leasing Costs to the extent of such credit, Seller shall assign to Buyer all construction contracts relating to such outstanding Leasing Costs, and Buyer shall indemnify and defend Seller for the failure to complete such work related to such outstanding Leasing Costs for which Buyer received a credit. Buyer hereby acknowledges and agrees that pursuant to (A) that certain Lease Agreement dated as of October 18, 2001, by and between Aetna Life Insurance Company, as predecessor-in-interest to Seller, and Cepheid, as amended, with respect to the Real Property located at 904 East Caribbean Drive, Sunnyvale, California, (B) that certain Standard Office Lease dated as of November 16, 2011, by and between Seller and Cepheid, as amended, with respect to the Real Property located at 914-918 East Caribbean Drive, Sunnyvale, California, and (C) that certain Standard Office Lease dated as of July 13, 2009, by and between Seller and Cepheid, as amended, with respect to the Real Property located at 1339 Moffett Park Drive, Sunnyvale, California (each, a “Cepheid Lease” and collectively, the “Cepheid Leases”), Cepheid is entitled to tenant improvement allowances and free rent in the aggregate amount of $2,382,422 (the “Cepheid TI/Free Rent Amount”). Notwithstanding anything to the contrary herein, if the Closing occurs, Buyer shall be credited an amount equal to the Cepheid TI/Free Rent Amount against the Purchase Price, and Buyer shall (1) assume and be responsible for the payment of all such tenant improvement allowances and the compliance with all such free rent obligations under the Cepheid Leases, and (2) indemnify, defend and hold Seller free and harmless from and against any and all claims arising from or related to tenant improvement allowances and/or free rent obligations under the Cepheid Leases.

8.7 Contracts. Amounts payable under the Property Contracts shall be prorated on an accrual basis. Seller shall pay all amounts due thereunder which accrue prior to the Closing Date and Buyer shall pay all amounts accruing on the Closing Date and thereafter.

8.8 Prorations at Closing; Final Adjustment. At least two (2) business days prior to the Closing Date, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same. In the event that any prorations, apportionments or computations made under this Section 8 shall require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than the end of the Reconciliation Period. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 8 shall survive the Close of Escrow.

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9. Covenants of Seller. Seller hereby covenants with Buyer, as follows:

9.1 Contracts. Between the Effective Date and the date which is five (5) business days prior to the expiration of the Property Approval Period, (i) Seller will keep Buyer informed of any new Contracts that are entered into by Seller or any amendments or modifications to the existing Contracts, which new Contracts or modifications will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, “New Contracts”), and (ii) Buyer shall have no right to object or consent to the terms or conditions of any such New Contracts or amendments or extensions thereto. Without limiting the generality of the foregoing, Seller will provide Buyer with copies of all New Contracts. Subsequent to the date which is five (5) business days prior to the expiration of the Property Approval Period, and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into any New Contracts without Buyer’s prior written consent, which consent may be withheld in Buyer’s reasonable discretion, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Contract. Notwithstanding anything to the contrary herein, Seller shall be entitled to enter into any New Contracts following the Effective Date without Buyer’s prior written consent if such New Contracts are terminated by Seller prior to the Closing Date. Buyer hereby acknowledges and agrees that Seller will not assign, and Buyer will not assume, Seller’s interest under the Rooftop Lease Management Agreement at Closing, and Seller may modify the Rooftop Lease Management Agreement, in Seller’s sole and absolute discretion, at any time and from time to time, without Buyer’s prior approval, so long as the Rooftop Lease Management Agreement will not be applicable to the Buildings from and after the Closing

9.2 Leases. Between the Effective Date and the date which is five (5) business days prior to the expiration of the Property Approval Period, (i) Seller will keep Buyer informed of any new Leases that are entered into by Seller or any amendments or any extensions of existing Leases for a period which will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, “New Leases”) and (ii) Buyer shall have no right to object or consent to the terms or conditions of any such New Leases or amendments or extensions of existing Leases. Without limiting the generality of the foregoing, Seller will provide Buyer with copies of all lease proposals and letters of intent upon the delivery or receipt thereof. Subsequent to the date which is five (5) business days prior to the expiration of the Property Approval Period, and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into any New Leases without Buyer’s prior written consent, which consent may be withheld in Buyer’s reasonable discretion, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Lease.

9.3 Operation in the Ordinary Course. Subject to Sections 9.1 and 9.2 above, from the Effective Date until the Close of Escrow, Seller shall (i) operate and manage the Property in the ordinary course and consistent with Seller’s past practices, and (ii) perform when due, and otherwise comply with, all of Seller’s material obligations and duties under the Leases and the Property Contracts. None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value. All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Seller at the Close of Escrow free from any liens, encumbrances or security interests of any kind or nature other than the Permitted Exceptions.

9.4 SEC Compliance Cooperation. Buyer has informed Seller that Buyer must comply with certain acquisition audit or disclosure requirements pursuant to rules and regulations of the United States Security and Exchange Commission (“SEC”). Accordingly, Seller agrees to reasonably cooperate with Buyer, at no cost, expense or liability to Seller, by making available to Buyer, to the extent

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in Seller’s actual possession and not previously provided to Buyer, such Property records as may be necessary to permit Buyer to comply with SEC requirements, including, without limitation, the most recent financial statements of the Property, if any, and any current unaudited balance sheets and income statements for the Property for the current fiscal year through the Closing Date and for the prior fiscal year; provided that, (i) Seller has not made, and shall not make, any representation whatsoever, and Seller shall not have any liability or responsibility, with respect to the accuracy or completeness of the information and/or materials made available or to be made available to Buyer in accordance herewith by Seller, and (ii) Seller shall not be required to make available to Buyer any materials that Seller is prohibited by applicable contracts or law from disclosing, any attorney-client privileged materials, internal correspondence, reports and memoranda and similar proprietary or confidential information. Seller’s obligation under this Section 9.4 will survive the Close of Escrow for a period of one hundred eighty (180) days, and Buyer hereby acknowledges and agrees that Seller shall have no further obligation under this Section 9.4 following such one hundred eighty (180) day period.

10. AS-IS Sale and Purchase. Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer’s counsel and have been understood and agreed to by Buyer.

10.1 Buyer’s Acknowledgment. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:

10.1.1 AS-IS. Except as otherwise expressly set forth in this Agreement, and subject to Seller’s representation and warranties expressly set forth in this Agreement, Buyer is purchasing the Property in its existing condition, “AS-IS, WHERE-IS, WITH ALL FAULTS,” and upon the Contingency Deadline has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

/s/ JM
Buyer’s Initials

10.1.2 No Representations. Other than the express representations and warranties of Seller contained in this Agreement, neither Seller, nor any person or entity acting by or on behalf of Seller, nor any direct or indirect partner, officer, director, member, manager, employee, agent, affiliate, successor or assign of Seller (collectively, the “Seller Group”) has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including its use, condition, value, entitlements, condemnation actions (current or prospective), compliance with Governmental Regulations (defined below), existence or absence of Hazardous Substances, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used herein, the term “Governmental Regulations” means any laws (including Environmental Laws), ordinances, rules, requirements, resolutions, policy statements and regulations (including those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property. As used in this Agreement, the following definitions shall apply: “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state

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court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq. “Hazardous Substances” shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based paint, mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

/s/ JM
Buyer’s Initials

10.1.3 No Implied Warranties. Excluding any express representation or warranty set forth herein, Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Seller’s obligations hereunder including all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, current or potential eminent domain proceedings, condition or otherwise; and (iii) the compliance of the Property or other items conveyed hereunder or its operation with any Governmental Regulations.

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Buyer’s Initials

10.1.4 Information Supplied by Seller. Buyer specifically acknowledges and agrees that, except as expressly contained in this Agreement, Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including the Due Diligence Items and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller. As to the Due Diligence Items, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by the Seller Group or by any third parties that prepared the same.

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Buyer’s Initials

10.1.5 Assumption/Release. As of the Close of Escrow, Buyer and the Buyer Parties (as defined below) hereby (i) assume the risk of adverse matters, including adverse physical conditions, defects, construction defects, environmental, health and safety matters which may not have been revealed by Buyer’s investigation and evaluation of the Property, and (ii) fully and irrevocably release the Seller Group from any and all claims that Buyer and/or the Buyer Parties may have or thereafter acquire against the Seller Group for any cost, loss, liability, damage, expense, demand, action or cause of action (“Claims”) arising from or related to any matter of any nature relating to, and condition of, the Property or the purchase of the Property by Buyer from Seller pursuant to this Agreement and the documents to be exchanged at Closing, including, without limitation, any Claims arising in connection with any latent or patent construction defects, errors or omissions, compliance with law matters, Hazardous Substances and other environmental matters within, under or upon, or in the vicinity of the Property, any statutory or common law right Buyer may have to receive disclosures from Seller, including any disclosures as to the Property’s location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof. This release includes Claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially affect Buyer’s release of the Seller Group. In connection with the general release set forth in this Section 10.1.5, Buyer specifically waives the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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Buyer’s Initials

Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller’s representations or warranties expressly set forth in this Agreement or (ii) any other breach by Seller of an express obligation of Seller under this Agreement which by its terms survives the Close of Escrow (herein collectively the “Excluded Claims”).

10.1.6 California Specific Provisions.

(a) Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that a release of a Hazardous Material have come to be located on or beneath real property to provide written notice of that condition to a buyer of said real property. There is a possibility that a release of Hazardous Material may have come to be located on or beneath the Property. By Buyer’s execution of this Agreement, Buyer (a) acknowledges Buyer’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California

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Health and Safety Code and that it is aware of the benefits conferred to Buyer by Section 1542 of the California Civil Code and the risks it assumes by any waiver of Buyer’s benefits thereunder and (b) as of the Effective Date and as of the Closing Date and after receiving advice of Buyer’s legal counsel, waives any and all rights or remedies whatsoever, express, implied, statutory or by operation of law, Buyer may have against Seller, including remedies for actual damages under Section 25359.7 of the California Health and Safety Code, arising out of or resulting from any unknown, unforeseen or unanticipated presence or releases of hazardous substances or other hazardous materials from, on or about the Property.

(b) Buyer and Seller acknowledge that Seller or Seller’s Broker is required to disclose if any of the Property lies within the following natural hazardous areas or zones: (i) a special flood hazard area (any type Zone “A” or “V”) designated by the Federal Emergency Management Agency (Cal. Gov. Code §8589.3); (ii) an area of potential flooding shown on a dam failure inundation map designated pursuant to Cal. Gov. Code § 8589.5 (Cal. Gov. Code §8589.4); (iii) a very high fire hazard severity zone designated pursuant to Cal. Gov. Code § 51178 or 51179 (in which event the owner maintenance obligations of Cal. Gov. Code § 51182 would apply) ( Cal. Gov. Code §51183.5); (iv) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to Cal. Pub. Resources Code § 4125 (in which event (x) the Property owner would be subject to maintenance requirements of Cal. Pub. Resources Code § 4291 and (y) it would not be the State’s responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to Cal. Pub. Resources Code § 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to Cal. Pub. Resources Code §4142) (Pub. Resources Code § 4136); (v) an earthquake fault zone (Pub. Resources Code § 2621.9); or (vi) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Pub. Resources Code § 2694). As contemplated in California Civil Code Section 1103.2(b), if an earthquake fault zone, seismic hazard zone, very high fire hazard severity zone or wildland fire area map or accompanying information is not of sufficient accuracy of scale for the Natural Hazard Expert to determine if the Property is within the respective natural hazard zone, then for purposes of the disclosure the Property shall be considered to lie within such natural hazard zone. Buyer acknowledges and agrees that the written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller and Seller’s Broker for errors or omission not within their personal knowledge and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. The obligations of Seller and Seller’s Broker are several (and not joint and not joint and several) and, without limitation, in no event shall Seller have any responsibility for matters not actually known to Seller. THESE HAZARDS MAY LIMIT THE BUYER’S ABILITY TO DEVELOP THE PROPERTY, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER. THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ON ESTIMATES WHERE NATURAL HAZARDS EXIST. THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT A PROPERTY WILL BE AFFECTED BY A NATURAL DISASTER. BUYER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THOSE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT THE PROPERTY.

(c) The provisions of this Section 10.1.6 shall survive the Closing.

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11. Seller’s Representations and Warranties. Subject at all times to (i) those matters, if any, disclosed in the Due Diligence Items or any other information delivered to Buyer, and (ii) all applicable provisions of this Agreement, Seller represents and warrants to Buyer as of the Effective Date as follows (provided that, each of the representations and warranties set forth herein is qualified to the extent of any applicable information or exception that is otherwise disclosed in another representation or warranty of Seller herein):

11.1 Formation; Authority. Seller is duly formed, validly existing, and in good standing under laws of the state of its formation. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

11.2 Leases. Other than the Leases in effect as of the Effective Date, which are listed on Exhibit “I” hereto, Seller is not currently a party to any other leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Real Property. To Seller’s knowledge, except as otherwise may be expressly set forth in the Estoppel Certificates, Seller has not delivered or received any written notice of default of any material obligation by any party under any Lease, which has not otherwise been cured. Buyer hereby acknowledges and agrees that (i) the term of the Cepheid Lease for the premises located at 914-918 East Caribbean Drive, Sunnyvale, California has not yet commenced, and (ii) Seller is not making any representation or warranty whatsoever as to when the term of such Cepheid Lease is supposed to commence.

11.3 Code Compliance. To Seller’s knowledge, Seller has not received any written notice from any governmental agency that the Real Property or any condition existing thereon or any present use thereof violates any law or regulations applicable to the Real Property. Seller makes no representations or warranties with respect to the code compliance of, or ability to occupy, the Buildings.

11.4 Litigation. To Seller’s knowledge, and except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer, there is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or threatened in writing against Seller relating to ownership or operation of the Real Property or any part thereof which is not covered by insurance, including any condemnation action relating to the Real Property or any part thereof.

11.5 Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

11.6 No Other Contracts of Sale. To Seller’s knowledge, (i) Seller has not entered into any contract of sale that remains in effect as of the Effective Date (other than this Agreement), which provides a third party with the right to purchase the Property, and (ii) Seller has not granted to the tenant under any Lease any right of first refusal, right of first offer or other option to purchase affecting the fee interest in the Property, which remains in effect as of the Effective Date.

11.7 Subsequent Changes. Upon Buyer becoming aware (whether by notice from Seller or otherwise) of any fact which (a) would materially and adversely change the representations or warranties contained herein and (b) would constitute a breach thereof by Seller, Buyer, as its sole remedy, shall have the option of either (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, or (ii) terminating this Agreement in accordance with Section 4.4 and this Section 11.7. Any such election shall be made by Buyer not later than five (5) business days from Buyer becoming aware of such fact, provided that any election by Buyer to terminate shall not be effective unless Seller fails to cure such changed representation or warranty within thirty (30) days following the delivery of Buyer’s termination notice. If Seller elects to cure any changed representation or warranty following a

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termination of this Agreement by Buyer, and the end of such 30-day cure period extends beyond the Outside Closing Date, then the Outside Closing Date shall be extended by two (2) business days following the end of such 30-day cure period. If Buyer does not so elect to terminate this Agreement pursuant to Section 4.4 and this Section 11.7, then Buyer shall be deemed to have elected to waive its right to terminate this Agreement pursuant to Section 4.4 and this Section 11.7, elected to acquire the Property on the terms set forth in this Agreement, and waived all remedies at law or in equity with respect to any representations or warranties resulting from the facts or circumstances disclosed by Seller in its notice to Buyer. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of Seller’s representation or warranty which results from any change that (A) occurs between the Effective Date and the Closing Date and (B) (1) is permitted under the terms of this Agreement, (2) is beyond the reasonable control of Seller or (3) results from any act or omission of Buyer; provided, however, any breach of such Seller’s representation or warranty in any material respect (other than those that are permitted under the terms of this Agreement) shall constitute the non-fulfillment of the condition set forth in Section 4.3.3 and Buyer may elect to terminate this Agreement pursuant to Section 4.4 and this Section 11.7.

11.8 Seller’s Knowledge. Whenever phrases such as “to Seller’s knowledge” or “Seller has no knowledge” or similar phrases are used in the foregoing representations and warranties, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of the Seller’s Representative. No duty of inquiry or investigation on the part of Seller or Seller’s Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller’s actual knowledge, and in no event shall Seller’s Representative have any personal liability therefor.

11.9 Survival. All of the covenants, representations and warranties of Seller set forth in this Agreement will survive Closing for a period of nine (9) months after the Closing Date. No claim for a breach of any covenant, representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach and commence a “legal action” thereon within said nine (9) months after the Closing Date, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing.

12. Buyer’s Representations and Warranties. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer:

12.1 Formation; Authority. Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. All requisite action has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

12.2 ERISA. With respect to each source of funds to be used by Buyer to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 12.2 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

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12.3 OFAC. Buyer is not now nor shall it be at any time until Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC “Specially Designated Nationals and Blocked Persons”) or otherwise.

12.4 Prohibited Person. To Buyer’s knowledge, neither Buyer nor any Person who owns a direct interest in Buyer (collectively, a “Buyer Party”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

12.5 Buyer’s Funds. Buyer has taken, and shall continue to take until Closing, such measures as are required by law to assure that the funds used to pay to Seller the Purchase Price are derived (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

12.6 Patriot Act. To the best of Buyer’s knowledge after making due inquiry, neither Buyer nor any Buyer Party, nor any Person providing funds to Buyer (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

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12.7 Buyer Compliance with Patriot Act. Buyer is in compliance with any and all applicable provisions of the Patriot Act.

12.8 No Affiliation with Seller. Buyer and its partners and affiliates and any other related entities are not in any way affiliated with Seller or any GE Entity (as defined below), except Buyer and/or its partners and affiliates and other related entities may own public shares of General Electric Company. For purposes of this Agreement, the term “GE Entity” shall mean General Electric Credit Equities, GE Capital Realty Group, Inc., General Electric Capital Corporation, General Electric Realty Advisors, Inc., General Electric Company or any affiliate of any of such entities.

13. Casualty and Condemnation.

13.1 Material Casualty. In the event that prior to the Close of Escrow the Property, or any material portion thereof, is destroyed or materially damaged, Buyer shall have the right, exercisable by giving written notice to Seller by no later than the earlier of (i) within ten (10) days after receipt of written notice of such damage or destruction or (ii) two (2) business days prior to the Outside Closing Date, either (a) to terminate this Agreement in which event the Deposit (less the Independent Consideration) and all interest accrued thereon shall be immediately returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and the provisions of Section 4.4 shall apply, or (b) to accept the Property in its then condition and to proceed with the consummation of the transaction contemplated by this Agreement, with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage (but not to exceed $100,000), and to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.2 Non-Material Casualty. In the event that prior to the Close of Escrow there is any non-material damage to the Property, or any part thereof, Seller shall, subject to the following sentence, repair or replace such damage prior to the Close of Escrow. Notwithstanding the preceding sentence, in the event Seller elects not to or is unable to repair or replace such damage, Seller shall notify Buyer in writing of such fact (the “Non-Repair Notice”) and Buyer shall thereafter accept the Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall receive an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage (but not to exceed $100,000), and Buyer shall be entitled to an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. In the event Seller does not repair or replace such damages, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.3 Material Condemnation. In the event that prior to the Close of Escrow, all or any material portion of the Real Property is subject to a taking by a public or governmental authority, Buyer shall have the right, exercisable by giving written notice to Seller by no later than the earlier of (i) within ten (10) days after receiving written notice of such taking or (ii) two (2) business days prior to the Outside Closing Date, either (i) to terminate this Agreement, in which event the Deposit (less the Independent Consideration) and all interest accrued thereon shall be immediately returned to Buyer, any other money or documents in escrow with Escrow Holder shall be returned to the party depositing the same, and (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award or proceeds payable by reason of such taking. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

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13.4 Non-Material Condemnation. In the event that prior to the Close of Escrow, any non-material portion of the Real Property is subject to a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller’s rights to any award or proceeds payable in connection with such taking. In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.5 Materiality Standard. For purposes of this Section 13, damage to the Property or a taking of a portion of the Real Property shall be deemed to involve a material portion thereof if the estimated cost of restoration or repair, as estimated by Buyer and Seller in their reasonable discretion, of such damage or the amount of the condemnation award with respect to such taking shall exceed five percent (5%) of the Purchase Price.

13.6 Notice of Casualty and Condemnation. Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property.

14. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service or reputable air express service utilizing receipts) or sent by facsimile, receipt confirmed, and shall be deemed received upon the date of receipt thereof if received prior to 5:00 p.m. (Pacific time) of the recipient’s business day, and if not so received, shall be deemed received upon the following business day.

To Seller:	c/o Arden Realty, Inc.
11601 Wilshire Blvd.
Suite 400
Los Angeles, CA 90025
Attn: Legal Department
Fax No.: (310) 268-8303

With copies to:	Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: James S. Han, Esq.
Alan W. Weakland, Esq.
Fax No.: (213) 996-3134
(213) 996-3241

To Buyer:	At Buyer’s Notice Address set forth in the Summary of Business Terms.

To Escrow Holder:	At Escrow Holder’s Address set forth in the Summary of Business Terms.

Notice of change of address shall be given by written notice in the manner detailed in this Section 14.

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15. Broker Commissions. Upon the Close of Escrow, Seller shall pay a real estate brokerage commission to Seller’s Broker with respect to this Agreement in accordance with Seller’s separate agreement with Seller’s Broker, and Seller hereby agrees to indemnify, defend and hold Buyer free and harmless from and against any and all commissions or other claims that Seller’s Broker may assert in connection with the transactions contemplated by this Agreement. Seller represents and warrants to Buyer that no other broker or finder, other than Seller’s Broker, has been engaged by Seller or its affiliates in connection with any of the transactions contemplated by this Agreement. Buyer represents and warrants to Seller that no broker or finder has been engaged by Buyer or its affiliates in connection with any of the transactions contemplated by this Agreement. In the event of any additional claims for brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or the Close of Escrow, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.

16. Default.

16.1 Default by Seller. In the event that Seller fails to perform any of the material covenants or agreements contained herein which are to be performed by Seller, Buyer may, at its option and as its exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon (a) Escrow Holder will return to Buyer the Deposit (less the Independent Consideration), (b) Seller will reimburse Buyer for Buyer’s Due Diligence Expenses, and (c) both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination of this Agreement, or (ii) Buyer may seek specific performance of this Agreement; provided, however, that, (a) Buyer shall only be entitled to the remedy in subsection (ii) above, if (1) Buyer commences and files such specific performance action in the appropriate court not later than thirty (30) days following the Outside Closing Date, and (2) Buyer is not in default under this Agreement, and (b) if Buyer seeks specific performance under this Agreement, Buyer agrees to accept the Property in its “AS-IS, WHERE-IS, WITH ALL FAULTS” condition. Except as specifically set forth in this Section 16.1, Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for such default of Seller, including any right to seek, claim or obtain damages, punitive damages, consequential damages or any other damages that would be predicated in whole or in part upon loss of bargains, opportunity lost or any loss of anticipated benefits incurred by Buyer. Buyer shall not be entitled to record a lien or lis pendens against the Property other than in connection and concurrently with the filing of such specific performance action.

16.2 Default by Buyer. IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE ACCRUED INTEREST THEREON; AND, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR BUYER’S BREACH OF ITS OBLIGATION TO CLOSE ESCROW AND PURCHASE THE PROPERTY, SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSE OF ESCROW NOT OCCURRING. SUCH PAYMENT OF THE DEPOSIT

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IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES FOR SUCH BREACH. NOTHING CONTAINED IN THIS SECTION 16.2 SHALL LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS.

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SELLER’S INITIALS	BUYER’S INITIALS

16.3 Indemnities; Defaults after Closing or Termination. The limitations on the parties’ remedies set forth in Sections 16.1 and 16.2 will not be deemed to prohibit either party from (i) specifically seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event it fails or refuses to provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, seeking damages incurred during the period of time after Closing that a representation or warranty given as of the Closing Date by the other party hereunder survives Closing, for the other party’s breach of such representation or warranty discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party’s failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages.

/s/ SL	/s/ JM
SELLER’S INITIALS	BUYER’S INITIALS

16.4 Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns (collectively, the “Buyer Parties”) hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Seller, Seller Group or Seller’s property management company have any personal liability under this Agreement. Notwithstanding anything to the contrary contained in this Agreement: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including the Exhibits attached hereto (collectively, the “Other Documents”) shall, under no circumstances whatsoever, exceed One Million One Hundred Thousand Dollars ($1,100,000) (the “CAP Amount”) in the aggregate; and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of Seventy-Five Thousand Dollars ($75,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the full amount thereof, subject to the CAP Amount (as allocated below).

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The CAP Amount shall be allocated for each Property (as if each Property were sold in separate transactions), so that the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any Other Documents, for each Property shall, under no circumstances whatsoever, exceed in the aggregate the amount set forth below for such Property:

	PROPERTY	ALLOCATED CAP AMOUNT

1.	Property as it relates to the Building located at 904 East Caribbean Drive, Sunnyvale, CA	$656,000

2.	Property as it relates to the Building located at 914-918 East Caribbean Drive, Sunnyvale, CA	$274,000

3.	Property located at 1339 Moffett Park Drive, Sunnyvale, CA	$170,000

Seller and Buyer hereby acknowledge and agree that the allocation of the CAP Amount for each Property as set forth herein is not intended to be, and shall not be inferred as, the parties’ agreement as to the valuation of each Property, and as set forth in Section 2.1 above, each party shall have the right to allocate the Purchase Price among the Property in a manner acceptable to such party but no such allocation of the Purchase Price by one party shall be binding upon the other party.

17. Assignment.

17.1 Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion. Notwithstanding the foregoing, Seller hereby agrees to consent to an assignment of this Agreement by Buyer to an affiliate of Buyer or an entity owned, controlled or managed, directly or indirectly, by Buyer or any of the officers, significant shareholders or principals of Buyer (“Buyer’s Proposed Assignee”) so long as Seller is able to satisfactorily complete, as determined in Seller’s sole and absolute discretion, certain “know your customer” diligence regarding Buyer’s Proposed Assignee, including understanding who such assignee is and such assignee’s source of funds, and provided further that (i) any such assignment must be in writing, (ii) Buyer’s Proposed Assignee will have agreed in such written assignment to assume all of the obligations of Buyer under this Agreement, (iii) any such assignment will be an assignment of all of Buyer’s rights and interests under this Agreement, (iv) a copy of the written assignment will be delivered to Seller promptly following execution thereof (but no later than five (5) business days prior to the Closing Date), and (v) the written assignment will contain the name, address, telephone number, facsimile number and contact person for Buyer’s Proposed Assignee. No assignment approved hereunder shall relieve Buyer from its liability under this Agreement until Buyer’s assignee has fully performed all of Buyer’s obligations hereunder and Close of Escrow has occurred, at which time Buyer shall be released from any further obligations or responsibilities under this Agreement, except for those obligations or responsibilities which specifically survive the Close of Escrow. Buyer’s assignee shall assume all of Buyer’s obligations hereunder and succeed to all of Buyer’s rights and remedies hereunder and any assignment and assumption must be in writing and delivered to Seller at least five (5) business days prior to the Closing Date.

17.2 If (i) Buyer has complied with its obligations under Section 19 with regard to Buyer and Buyer’s Proposed Assignee (including providing Seller with the name of Buyer’s Proposed Assignee and the information and materials referenced in Section 19 relating to Buyer and Buyer’s Proposed Assignee by no later than eight (8) business days prior to the Outside Closing Date), and (ii)

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Seller is unable to satisfactorily complete its “know your customer” diligence, in Seller’s sole and absolute discretion, regarding Buyer’s Proposed Assignee, then Seller shall notify Buyer in writing that Buyer’s Proposed Assignee did not satisfy Seller’s “know your customer” diligence requirements (the “KYC Non-Clearance Notice”) by no later than five (5) business days prior to the Outside Closing Date. Upon Buyer’s receipt of the KYC Non-Clearance Notice, Buyer shall deliver a written notice (“Buyer’s Election Notice”) to Seller and Escrow Holder within one (1) business day of its receipt of the KYC Non-Clearance Notice, electing to either (a) not assign this Agreement to Buyer’s Proposed Assignee and have Buyer close the transactions contemplated hereunder, or (b) terminate this Agreement. If Buyer elects to terminate this Agreement in accordance with this Section 17.2, then (A) this Agreement shall terminate, (B) Buyer shall receive the Deposit, together with all interest accrued thereon (less the Independent Consideration), (C) Seller shall reimburse Buyer for Buyer’s third party actual out-of-pocket expenses (not to exceed, in the aggregate, Thirty-Five Thousand Dollars ($35,000)) incurred by Buyer and paid to Buyer’s attorney in connection with the negotiation of this Agreement and to unrelated and unaffiliated third party consultants in connection with the due diligence with regard to the Property, (D) Seller and Buyer shall each pay one-half (1/2) of any escrow cancellation fees or charges, and (E) except for Buyer’s indemnity and confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement. If Buyer fails to timely deliver Buyer’s Election Notice in accordance with this Section 17.2, then Buyer shall be deemed to have elected to not assign this Agreement to Buyer’s Proposed Assignee and Buyer shall proceed with the closing of the transactions under this Agreement.

18. Miscellaneous.

18.1 Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

18.2 Partial Invalidity. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

18.3 Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

18.4 Successors and Assigns. Subject to the provisions of Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

18.5 Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom.

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18.6 Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. A party may deliver executed signature pages to this Agreement by facsimile or electronic (portable data format) transmission to the other party, which facsimile or electronic copies shall be deemed to be original executed signature pages binding on the party that so delivered the executed signature pages by facsimile or electronic transmission. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

18.7 Time of Essence/Business Days. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to “days” shall refer to calendar days except if such references are to “business days” which shall refer to days which are not Saturday, Sunday or a legal holiday. Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or a legal holiday, under the laws of the State of California, the termination of such period shall be on the next succeeding business day.

18.8 Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. The terms “include”, “includes”, “including” and words of similar import shall be deemed in all cases to be followed by “without limitation”. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

18.9 Corporate Names. As soon as reasonably practicable after the Closing Date, but in any event no later than six months from the Closing, Buyer shall remove or cover the name “Arden Realty” and any trademarks, trade names, brandmarks, brand names, trade dress or logos relating to such names from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials at or relating to the Property. Thereafter, Buyer shall not use such names or any trademark, trade name, brandmark, brand name, trade dress or logo relating or confusingly similar to such names in connection with its businesses, the operation of the Property or otherwise.

19. Cooperation with Seller. Buyer acknowledges that prior to Closing, Seller must satisfactorily complete, as determined in Seller’s sole and absolute discretion, certain “know your customer” diligence regarding Buyer, including understanding who Buyer is and Buyer’s source of funds. Buyer shall cooperate with Seller in these efforts, including (i) delivering to Seller upon request the full names of the individuals and business entities involved in the transaction on Buyer’s behalf, all parties contributing or receiving any money, compensation or ownership interests directly or indirectly in Buyer, and a detailed Buyer organization chart, (ii) providing such additional information and documentation on

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Buyer’s and each Buyer Party’s legal or beneficial ownership, policies, procedures and sources of funds as Seller deems necessary or prudent to enable Seller to comply with Anti Money Laundering Laws as now in existence or hereafter amended, and (iii) notifying Seller promptly of any inaccuracies in its representations and warranties set forth in this Agreement. The provisions of this Section 19 shall survive the Closing.

20. Disclosure of Acquisition Lender. Buyer agrees to notify Seller within five (5) business days following the Effective Date if it intends to obtain acquisition financing in connection with this transaction from any GE Entity. If Buyer fails to timely deliver any such notice to Seller, Buyer acknowledges that (i) Buyer shall have no right to obtain acquisition financing from any GE Entity, and (ii) any efforts to obtain acquisition financing from a GE Entity shall constitute a failure of a condition precedent to Seller’s obligations with respect to the transactions contemplated by this Agreement.

21. Exchange. Upon the request of a party hereto (the “Requesting Party”), the other party (the “Cooperating Party”) shall cooperate with the Requesting Party in Closing the sale of the Property in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, the Closing hereunder shall not be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange.

22. Confidentiality. Buyer agrees that, (a) except as otherwise provided or required by valid law, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such documents or information to Buyer’s employees, paralegals, attorneys and/or consultants in connection with Buyer’s evaluation of this transaction, (i) Buyer, Buyer Parties and Buyer’s agents and consultants (collectively, the “Buyer’s Representatives”), shall keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including the Due Diligence Items and all information regarding Buyer’s acquisition or ownership of the Property strictly confidential, (ii) Buyer and Buyer’s Representatives shall keep and maintain the contents of this Agreement, including the amount of consideration being paid by Buyer for the Property strictly confidential, and (iii) Buyer and Buyer’s Representatives shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Seller. Buyer acknowledges that significant portions of the Due Diligence Items are proprietary in nature and that Seller would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Items. Without affecting any other rights or remedies that either party may have, Buyer acknowledges and agrees that Seller shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 22 by Buyer or any of Buyer’s Representatives. The provisions of this Section 22 shall survive any termination of this Agreement but shall not survive the Closing except for Buyer’s covenants in clauses (ii) and (iii) hereof which covenants shall survive the Closing.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“SELLER”	ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

	By:	Arden Realty, Inc.,
its sole general partner

		By:	/S/ Scott E. Lyle
			Name:	Scott E. Lyle
			Title:	Chief Operating Officer

“BUYER”	TERRENO REALTY LLC,
a Delaware limited liability company

	By:	/S/ John T. Meyer
		Name:	John T. Meyer
		Title:	Senior Vice President

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